Exhibit 10.2

PRIVATE & CONFIDENTIAL

June 8, 2015

Dave Rushford
[Address Redacted]

Dear Dave:

Quicksilver Resources Canada Inc. (the “Company”) is pleased to offer you a cash retention award of $100,000 in appreciation of your efforts on behalf of the Company, to retain your services and to encourage the highest level of future performance. The retention award will be paid in a lump sum (less applicable taxes and withholdings) on June 15, 2015 (the “Payment Date”); on condition that you remain an active, regular full-time employee in good standing of the Company at the Payment Date and until February 27, 2016.

In the event that you cease to be an active, regular full-time employee in good standing of the Company prior to February 27, 2016, you will be required to repay the Company a prorated portion of the cash retention award based on the time that you worked during such period, payable on a gross (before tax) basis unless (a) there has been a Change in Control (as defined in Quicksilver Resources Inc. Amended and Restated Change in Control Retention Incentive Plan as of the date hereof) on or prior to the date of your termination of employment; or (b) your employment is terminated (i) by the Company without Cause (as defined below), subject to your execution and non-revocation of a release agreement satisfactory to the Company, (ii) due to disability that renders you unable to perform the essential functions of your job duties, with or without a reasonable accommodation, in compliance with applicable law or (iii) due to your death.

“Cause” means willful or gross misconduct or willful failure by you to perform your employment responsibilities in the best interests of the Company and its subsidiaries (including, without limitation, any fraudulent or criminal activity, breach by you of any provision of any employment, nondisclosure, non-competition or other similar agreement between you and the Company), as determined by the Compensation Committee of the Board of Directors of Quicksilver Resources Inc., which determination will be conclusive. You will be considered to have been discharged for Cause if the Company determines, within 30 days after your termination, that discharge for Cause was warranted.

This letter agreement is the entire agreement between the parties with respect to the subject matter herein and any amendments or revisions of this agreement must be in writing and signed by both parties. This letter agreement shall not constitute a right to continued employment and shall not interfere with the Company's right to terminate your employment at any time.

Please indicate your acceptance of this letter agreement by signing the attached duplicate copy of this agreement and returning it in the enclosed envelope to the Human Resources Department in Calgary, no later than NOON June 10, 2015.

On behalf of the Management Team, thank you for your contributions and your ongoing support.

Sincerely,

Quicksilver Resources Inc.

/s/ Glenn Darden

Glenn Darden
President and Chief Executive Officer

I have read and understand the contents of this retention agreement. I accept the provisions of the agreement as set forth above.

/s/ Dave Rushford        June 8, 2015
Dave Rushford            Date